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                                                                    EXHIBIT 99.2


                           AGREEMENT FOR PURCHASE AND
                             SALE OF PREFERRED STOCK


        THIS AGREEMENT FOR PURCHASE AND SALE OF PREFERRED STOCK (the "Agreement") is entered into as of February 9, 2001, by and among FIDELITY NATIONAL FINANCIAL, INC., a Delaware corporation ("Fidelity"); FINOVA CAPITAL CORPORATION, a Delaware corporation (the "Seller"), and VISTA INFORMATION SOLUTIONS, INC., a Delaware corporation (the "Company").

        A. Seller is the sole owner of Two Thousand Five Hundred (2,500) shares (the "Shares") of the outstanding Series F Convertible Preferred Stock, par value $0.001 (the "Series F Preferred") of the Company.

        B. Fidelity has entered into a letter of intent to enter into a transaction with the Company whereby Fidelity will contribute certain of its subsidiaries to the Company in return for a majority equity interest in the Company (the "Transaction").

        C. In order to facilitate the Transaction, Fidelity, Seller and the Company desire by this Agreement to provide for (i) Seller to sell, and Fidelity to purchase, all of Seller's right, title and interest in and to the Series F Preferred Shares; (ii) Seller to release the Company from liability for certain matters, and (iii) the Company to release Seller from liability for certain matters, all as more particularly specified in this Agreement.

        NOW, THEREFORE, in consideration of the mutual covenants, conditions and provisions set forth in this Agreement, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), Fidelity, Seller and the Company agree as follows.

        1.     PURCHASE AND SALE OF PREFERRED SHARES.

               1.1 SALE AND PURCHASE. Seller shall sell to Fidelity, and Fidelity shall purchase from Seller, all of the Shares.

               1.2 PURCHASE PRICE. The total purchase price (the "Purchase Price") for the Shares and the release described in Section 2.1 below shall be One Million Seven Hundred Fifty Thousand Dollars ($1,750,000).

               1.3 PAYMENT OF PURCHASE PRICE. The Purchase Price shall be paid by Fidelity to Seller at the Closing (as defined below in Section 4) in cash or other immediately available funds in such manner as Seller shall reasonably direct.

        2.     RELEASE OF CLAIMS BY SELLER.

               2.1 RELEASE. Effective as of the Closing, Seller hereby fully and irrevocably releases, acquits and discharges the Company, as well as the officers, directors, employees, agents, administrators, and any parent, subsidiary or affiliated entity, past, present or future of Company (excluding, to the extent applicable, the obligations of Fidelity under this Agreement) (collectively, "Company Entities"), from any and all liabilities, damages, obligations, rights, actions, claims,

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defenses, and causes of action, whether known or unknown, existing or potential, which Seller had, now has, or may hereafter claim to have against any of the Company Entities that arise out of or in any way relate to the Company and the business of the Company, including without limitation any claim to or for property (whether tangible or intangible) of Company, and/or any matters relating to the Shares or Seller's other relationships (if any) with the Company (collectively, the "Claims"). The releases contained in the preceding sentence cover Claims of which Seller does not know or may not suspect to exist in Seller's favor at the time of executing this Agreement which, if known, might have affected the settlement covered by this Agreement. Seller expressly waives all rights and benefits that it may have under California Civil Code Section
1542 or any other statute or common law principle of similar effect. Section
1542 provides as follows:

               "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

Notwithstanding the foregoing, the present and future rights of Seller as a common shareholder of the Company are not impaired by this Agreement.

        3.     RELEASE OF CLAIMS BY THE COMPANY.

               3.1 RELEASE. Effective as of the Closing, the Company hereby fully and irrevocably releases, acquits and discharges the Seller, as well as the officers, directors, employees, agents, administrators, and any parent, subsidiary or affiliated entity, past, present or future of the Seller (excluding, to the extent applicable, the obligations of Seller under this Agreement) (collectively, "Seller Entities"), from any and all liabilities, damages, obligations, rights, actions, claims, defenses, and causes of action, whether known or unknown, existing or potential, which the Company had, now has, or may hereafter claim to have against any of the Seller Entities that arise out of or in any way relate to the Company and the business of the Company, including without limitation any claim to or for property (whether tangible or intangible) of Seller, and/or any matters relating to the Shares or Seller's other relationships (if any) with Seller (collectively, the "Claims"). The releases contained in the preceding sentence cover Claims of which the Company does not know or may not suspect to exist in the Company's favor at the time of executing this Agreement which, if known, might have affected the settlement covered by this Agreement. The Company expressly waives all rights and benefits that it may have under California Civil Code Section 1542 or any other statute or common law principle of similar effect. Section 1542 provides as follows:

               "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

        4.     CLOSING.

               4.1 TIME AND PLACE OF CLOSING. The closing of the purchase and sale of the Shares (the "Closing") shall take place at the offices of Stradling Yocca Carlson & Rauth, 660 Newport Center Drive, Suite 1600, Newport Beach, California 92660 at approximately 10:00 AM

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(Pacific Time) on the date of the execution and delivery by Fidelity and the
Company of the definitive Transaction agreement; provided, however, that, at Fidelity's sole option, the Closing may occur at such earlier date as Fidelity desires upon one business day's written notice to Seller. Seller may, at its election, terminate this Agreement by written notice to Fidelity and the Company if the Closing does not occur on or before March 15, 2001.

               4.2 FIDELITY DELIVERIES. At the Closing, Fidelity shall deliver to Seller (fully executed, completed and acknowledged if necessary) the following:

                      4.2.1 the Purchase Price; and

                      4.2.2 all other documents required by this Agreement to be delivered by Fidelity to Seller.

               4.3 SELLER DELIVERIES. At the Closing, Seller shall deliver to Fidelity (fully executed, completed and acknowledged if necessary) the following:

                      4.3.1 all materials necessary to sell, transfer, convey and return the Shares to Fidelity, including all stock certificates evidencing the Shares endorsed or accompanied by documents of assignment, all free and clear of all encumbrances, claims or liens of any kind; and

                      4.3.2 all other documents required by this Agreement to be delivered by Seller to Fidelity.

        5.     REPRESENTATIONS AND WARRANTIES.

               5.1 BY FIDELITY. As a material inducement for Seller's entry into and consummation of this Agreement, Fidelity represents and warrants to Seller that the facts set forth in this Section 5.1 are true and correct as of the date of this Agreement and shall be true and correct as of the Closing.

                      5.1.1 Fidelity is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

                      5.1.2 (i) Fidelity has the full right and authority to enter into and perform this Agreement; (ii) Fidelity is authorized to execute this Agreement; (iii) the execution, consent or acknowledgement of no other party is necessary in order to validate Fidelity's entry into and performance of this Agreement; (iv) Fidelity's entry into and performance of this Agreement do not violate any agreement, contract or other arrangement binding on Fidelity; and (v) this Agreement is a legal, valid, binding and enforceable obligation of Fidelity.

                      5.1.3 In purchasing the Shares, Fidelity is not relying upon any representation or warranty whatsoever by Seller other than those expressly set forth in this Agreement. Fidelity has performed such diligence as it deems appropriate with respect to the terms and conditions of the Shares and the business and prospects of the Company.

                      5.1.4 Fidelity is aware that the Shares have not been registered under the Securities Act of 1933, as amended, or any state securities laws and, accordingly, will be "restricted

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securities" which cannot be resold unless they are registered under the
Securities Act of 1933, as amended, and any other applicable securities laws, unless exemptions from such laws are available and the exemptions are established through procedures satisfactory to the Company.

                      5.1.5 Fidelity is acquiring the Shares for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof. Upon Fidelity's acquisition of the Shares, no other person will be a beneficial owner thereof.

                      5.1.6 Fidelity is an "accredited investor," as such term is defined in Rule 501(a) issued by the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended.

               5.2 BY SELLER. As a material inducement for the entry into and consummation of this Agreement by Fidelity, Seller represents and warrants to Fidelity that the facts set forth in this Section 5.2 are true and correct as of the date of this Agreement, and shall be true and correct as of the Closing.

                      5.2.1 Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

                      5.2.2 (i) Seller has the full right and authority to enter into and perform this Agreement; (ii) Seller is authorized to execute this Agreement; (iii) the execution, consent or acknowledgement of no other party is necessary in order to validate Seller's entry into and performance of this Agreement; (iv) Seller's entry into and performance of this Agreement do not violate any agreement, contract or other arrangement binding on Seller; and (v) this Agreement is a legal, valid, binding and enforceable obligation of Seller.

                      5.2.3 (i) Seller is the sole owner and has good and valid title to all of the Shares, free and clear of all encumbrances, claims, or liens of any type; and (ii) all of the Shares are fully paid for.

                      Other than the rights, preferences and privileges represented by the Shares with respect to the Company and the ownership of common stock of the Company, as of the date hereof the Seller is owed no other obligations by the Company nor has any other material interest in the Company.

        6.     GENERAL PROVISIONS.

               6.1 FURTHER ASSURANCES. Each of the parties to this Agreement shall execute and deliver any and all additional papers, documents and other assurances, and shall do any and all things and acts reasonably necessary in connection with the performance of their obligations under this Agreement and to carry out the intent and agreements of the parties to this Agreement.

               6.2 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

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               6.3 GOVERNING LAW. This Agreement is made and entered into in the
State of California and shall in all respects be interpreted, enforced and governed under the laws of the State of California. Venue for any disputes shall be in the applicable court in Orange County, California.

               6.4 INTERPRETATION. Each party (and each such party's counsel if such party so desired) has reviewed and revised this Agreement and any rule of contract interpretation to the effect that ambiguities or uncertainties are to be interpreted against the drafting party or the party who caused it to exist shall not be employed in the interpretation of this Agreement or any document executed in connection herewith.

               6.5 COST RECOVERY. In any action or proceeding involving Fidelity and Seller arising out of or otherwise in connection with this Agreement, the prevailing party shall recover from the other party, in addition to any damages, injunctive or other relief; all costs (whether or not allowable as "cost" items by law) reasonably incurred at, before and after trial or on appeal, or in any arbitration or bankruptcy proceeding, including without limitation attorneys' fees, deposition costs, copying charges and other expenses.

               6.6 NO WAIVER. A waiver by any party to this Agreement of a default by any other party or a waiver of any right under this Agreement shall be effective only if it is in a writing signed by the waiving party and shall not be construed as a waiver of any other default or right, whether similar or dissimilar.

               6.7 COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which shall constitute one instrument.

               6.8 HEADINGS. Section headings are for reference purposes only and do not affect this Agreement.

               6.9 ADDITIONAL BENEFICIARIES; JOINDER OF THE COMPANY. No parties other than Fidelity, the Company (solely with respect to the release granted in Section 2 above), and Seller and their successors and assigns shall have any rights or remedies under or by reason of this Agreement. The Company joins in the execution hereof only to issue the release set forth in Section 3 hereof, which is an additional inducement for Seller to enter into this Agreement.

               6.10 ENTIRE AGREEMENT; BINDING EFFECT; AMENDMENTS. This
Agreement: (i) is intended by the parties hereto as the final expression and the complete and exclusive statement of their agreement with respect to the terms included in this Agreement and any prior or contemporaneous agreements or understandings, oral or written, which may contradict, explain or supplement these terms shall not be admissible or effective for any purpose; (ii) shall be binding upon and inure to the benefit of such parties and their permitted successors-in-interest; and (iii) may not be amended or modified except through a writing signed by the parties hereto which expressly states that it amends this Agreement.

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        IN WITNESS WHEREOF, Fidelity and Seller have executed this Agreement as of the date first set forth above.

"FIDELITY"                                   "SELLER"

FIDELITY NATIONAL FINANCIAL, INC.            FINOVA CAPITAL CORPORATION,
a Delaware corporation                       a Delaware corporation

By:                                          By:
   --------------------------------             --------------------------------
Name:                                        Name:
     ------------------------------               ------------------------------
Title:                                       Title:
      -----------------------------                -----------------------------

"COMPANY"

VISTA INFORMATION SOLUTIONS, INC.
a Delaware corporation

By:
   --------------------------------
Name:
     ------------------------------
Title:
      -----------------------------